RETENTION AND CONVERSION AGREEMENT

This Agreement is entered into, effective as of September 28, 2009,  by and between Northwest Biotherapeutics (“NWBT” or “the Company”), a Delaware corporation with its headquarters in Bethesda, Maryland, and Dr. Alton Boynton (“Dr. Boynton”), a resident of Kingston, Washington.

WHEREAS, Dr. Boynton was the scientific founder of the Company and has been serving as President and Chief Executive Officer of the Company since 2003;

WHEREAS, the Company is raising a series of financings, and plans to expand its operations and its management team;

WHEREAS, the Company desires to retain the services of Dr. Boynton either as Chief Executive Officer (CEO) or as Chief Scientific Officer (CSO), and Dr. Boynton is willing to provide such services, for a period of one year, through September 30, 2010;

WHEREAS, the Company also desires to provide to Dr. Boynton, and Dr. Boynton desires to receive, an opportunity to receive a certain portion of his salary in the form of stock as provided herein;

NOW THEREFORE, in consideration of the premises and covenants set forth herein, and good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     RETENTION PERIOD

The retention period covered by this agreement is from September 28, 2009, through September 30, 2010 (the “Retention Period”).  All provisions of this Agreement are conditional upon Dr. Boynton continuing his employment throughout the Retention Period, and devoting his full time, good faith efforts to the position of CEO or CSO as elected by the Company, provided, however, that the provisions of this Agreement shall cease to be conditional upon Dr. Boynton continuing his employment during the then remaining portion of the Retention Period if (a) the Company terminates Dr. Boynton’s employment without cause, (b) the Company makes Dr. Boynton’s continued employment as either Chief Executive Officer (“CEO) or Chief Scientific Officer (“CSO”) effectively infeasible or impracticable, or (c) Dr. Boynton becomes unable to work due to medical reasons, and does not enter into any competing employment, consulting or other business arrangement.

2.    RETENTION PERIOD ROLE

Pursuant to this Agreement, Dr. Boynton will serve as either the CEO or CSO of the Company, at the Company’s election (as determined by the Chairperson) any time during the Retention Period, in the Company’s sole discretion, notwithstanding any prior or other employment agreement, arrangement or understanding.

3.    RETENTION PERIOD COMPENSATION

Upon execution of this Agreement, the Company will pay to Dr. Boynton a bonus equal to seventy-five thousand dollars ($75,000) (the “Retention Bonus”).  Such Retention Bonus will be paid in the form of a convertible note, attached hereto as Exhibit A.  Dr. Boynton will elect, on or before November 1, 2009, one of three alternative structures for the convertible note:  (a) payment in cash;  (b) payment in common stock of the Company at the same price per share as the New Funding now being received by the Company ($0.20 per share), with the taxes being paid by Dr. Boynton and the amount of the common stock being equal to the full gross amount of the retention bonus, or (c) payment in common stock of the Company at $0.20 per share, with the taxes being paid by the Company and the amount of the common stock being equal to the net after-tax amount of the Retention Bonus.

4.    SALARY CONVERSION

With respect to any semi-monthly salary payments payable to Dr. Boynton during October through December, 2009 (the “Conversion Period”), Dr. Boynton may elect, by written notification to the Company, to receive up to the equivalent of four (4) such salary payments (the “Maximum Conversion Amount”) in the form of common stock of the Company instead of in cash.  Dr. Boynton may exercise this conversion election with respect to all or any portion of each semi-monthly salary amount during the Conversion Period up to the Maximum Conversion Amount. The conversion price per share, for any such salary payments to be received in stock, will be twenty cents ($0.20) per share.

5.  EXTENSION OF OPTIONS

With respect to all warrants and options beneficially owned, held or controlled by or on behalf of Dr. Boynton (whether or not vested in whole or in part), the exercise period currently applicable to each such warrant and option is hereby amended so as to be extended by three (3) years from the date currently specified for each exercise period, respectively, to expire.

6.  REPRESENTATIONS AND WARRANTIES

6.1   Organization, Authority.   The Company represents that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all necessary corporate power and authority to enter into this Agreement, and to perform its obligations hereunder.

6.2   Authorization, Binding Agreement.   Each party represents that this Agreement has been duly authorized by all necessary corporate or other action, this Agreement has been duly executed and delivered by such party, and this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against him, her or it in accordance with its terms.

7.   MISCELLANEOUS

7.1    Entire Agreement.  This Agreement supersedes all prior agreements or understandings, written or oral, between the parties or relating to the subject matter hereof, and incorporates the entire understanding of the parties with respect thereto.

7.2    Amendment, Waiver.  This Agreement may be amended or supplemented only by a written instrument signed by both parties.  The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

7.3     Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, all other provisions of this Agreement shall remain in full force and effect, and the parties will cooperate, in good faith, and use best efforts to achieve as nearly as possible the same results as would have been obtained under the provision that was determined to be invalid or unenforceable.

7.4        Notices.  Any notice under or relating to this Agreement shall be given in writing, and shall be deemed sufficiently given and served for all purposes upon delivery, when delivered personally, or by facsimile with confirmed transmission report, or by nationally recognized courier service, or by United States registered or certified mail.

7.5        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

7.6        Counterparts.  This Agreement may be executed in any number of counterparts. Each such executed counterpart shall be deemed to be an original instrument, and all such executed counterparts together shall constitute one and the same instrument.

7.7        Governing Law, Jurisdiction.  This Agreement shall be construed in accordance with, and governed by the laws of, the State of Delaware, excluding the application of its choice of law rules.  The parties consent to the exclusive jurisdiction of the state or Federal courts in Delaware, in connection with any action arising out of or relating to this Agreement, and agree that such venue is proper.

[signatures on following page]

 IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first set forth above.

NORTHWEST BIOTHERAPEUTICS

By:

Name:

Title:

DR. ALTON BOYNTON

By:

Name:

Title: